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                                                                    Exhibit 99.1

     Southern Community Bancorp and Peninsula Bancorp Announce Affiliation

                               September 25, 2000


Souther Community Bancorp ("Southern"), parent company of Southern Community Bank, headquartered in Orlando, Florida and Peninsula Bancorp, Inc. ("Peninsula"), parent company of Peninsula Bank of Central Florida, headquartered in Daytona Beach, Florida, today jointly announced the signing of a letter of intent to merge their banking companies. Under the proposed terms of the transaction, this will be a stock for stock merger of equals. The merger of equals combination will create a multi-bank company with a presence in two of Florida's fastest growing regions, Central Florida and Southwest Florida. Southern recently received regulatory permission to charter a new bank in the Bonita Springs/Naples market. Southern Community Bank of Southwest Florida is expected to open later this year. Consummation of the merger is expected to occur in the first quarter of 2001. The combined entity currently has over $200 million in assets, with eight banking facilities.

Both Southern Community Bank and Peninsula Bank of Central Florida will continue operating under their respective management and employees, with their current names as wholly-owned subsidiaries of Southern. Each bank will be managed by its own board of directors, and each bank's customers will see no change in day to day operations.

Tom Dargan, President of Peninsula said of the affiliation, "We couldn't be more excited about this partnership. The increased resources of the combined organization, both in management and lending power, will allow us to provide our customers a wider variety of services." Mr. Dargan was recently elected President elect of The Florida Banker's Association.

Charlie Brinkley and John Squires, Chairman and President of Southern Community Bank, said, "The strength of Peninsula's management and board was critical in our decision to become affiliated with them. It is our strategy to become affiliated with other banks because of the quality of the management team running them. Both Southern and Peninsula are committed to providing the highest customer service that we believe only community banks can effectively deliver. By maintaining a separate presence in each community, we can continue to offer the personalized service that each bank is known for. We anticipate that this affiliation will form the beginning of a community-based, multi-bank financial services organization."

The transaction is subject to the negotiation of a definitive agreement and shareholder and regulatory approval.

For more information, please contact Charlie Brinkley at (407) 648-1844, or Tom Dargan at (904) 252-2265.

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